Exhibit 99.01

4602 East Thomas Road
Phoenix, Arizona 85018
Telephone: (602) 437-5400
Fax: (602) 437-1681

FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman Associates	Bradley E. Larson
(310) 826-5051	Chief Executive Officer
info@BerkmanAssociates.com	www.MeadowValley.com

Meadow Valley Reports 17.4% Increase in Fourth Quarter Net Income Revenue Increased 14.6%
     PHOENIX, ARIZONA, March 8, 2007 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) today announced financial results for the fourth quarter and year ended December 31, 2006.
     Chief Executive Officer Bradley Larson said, “Meadow Valley posted higher revenue in both our construction services and construction materials businesses in the fourth quarter of 2006 compared to the fourth quarter of 2005, and net income increased 17.4% to $0.31 per diluted share from $0.30 per diluted share for the prior year. This growth is especially noteworthy in view of the nationwide slowdown in residential construction during the period, and demonstrates the success of our efforts to increase our commercial, industrial and public sector work and expand our production and delivery capacity.
     “Construction services provided a significant boost to our results in the second half of the year, as several large new contract wins contributed to a 30.8% increase in our backlog to $89.5 million at the end of 2006 compared to $68.4 million at the end of 2005. The key to this increase in backlog was the increase in our bonding limits to $200 million at the end of 2006 compared to $120 million at the end of 2005, which was made possible by our profitable operating performance and the $7.35 million private equity offering we completed in October 2006. We are pleased by the progress of all of the projects in our current backlog.”
Fourth Quarter Results
     For the three months ended December 31, 2006, consolidated revenue increased 14.6% to $49.8 million compared to $43.4 million for the fourth quarter of 2005. Construction services revenue increased 17.3% to $31.0 million compared to $26.4 million for the same period last year. Construction materials revenue increased 9.4% to $18.6 million from $17.0 million a year earlier, reflecting a 14.8% increase in average sales price and a 3.5% decrease in units of ready mix concrete sold. Revenue from the Company’s new construction materials testing segment, which began operations in the second quarter of 2006, was $0.15 million for the fourth quarter of 2006.
     Consolidated gross margin was 11.6% for the fourth quarter of 2006 versus 11.7% for the fourth quarter of 2005. Construction services gross margin was 12.9% compared to 13.6%, and construction materials gross margin improved to 9.5% compared to 8.7%.
     General and administrative expenses increased to $3.3 million for the fourth quarter of 2006 compared to $3.0 million a year earlier.
     Net income after minority interest for the fourth quarter of 2006 increased 17.4% to $1.5 million, or $0.31 per diluted share, based on approximately 5.1 million diluted shares outstanding. This compares to net income after minority interest for the fourth quarter of 2005 of $1.3 million, or $0.30 per diluted share, based on approximately 4.4 million diluted shares outstanding. Meadow Valley’s construction materials subsidiary, Ready Mix, Inc. (AMEX:RMX), completed an initial public offering of its common stock in August 2005. Meadow Valley currently owns approximately 2.0 million shares, or approximately 53%, of the outstanding common stock of RMI. Accordingly, RMI’s operating results are consolidated in Meadow Valley’s financial statements for financial reporting purposes.
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Meadow Valley Reports 17.4% Increase in Fourth Quarter Net Income, Revenue Increased 14.6%
March 8, 2007
Page Two
     At December 31, 2006, Meadow Valley reported working capital of $27.3 million, including cash, cash equivalents and restricted cash of $30.0 million. At December 31, 2005, working capital was $21.9 million, including cash, cash equivalents and restricted cash of $24.9 million. Shareholders’ equity increased to $31.3 million compared to $19.8 million at December 31, 2005.
Twelve Months Results
     For the twelve months ended December 31, 2006, consolidated revenue increased 6.3% to $195.5 million from $183.9 million for 2005. Construction services revenue for 2006 decreased 4.2% to $111.9 million from $116.8 million for 2005. Construction materials revenue for 2006 increased 24.0% to $83.2 million from $67.1 million for 2005.
     Consolidated gross margin for 2006 increased to 9.9% compared to 8.3% for 2005. Construction services gross margin was 9.0% compared to 7.0%, and construction materials gross margin improved to 11.1% compared to 10.6%.
     Net income after minority interest for 2006 was $4.2 million, or $0.90 per diluted share, based on approximately 4.6 million diluted shares outstanding. This compares to net income after minority interest for 2005 of $4.2 million, or $1.01 per diluted share, based on approximately 4.2 million diluted shares outstanding.
Claims Update
     In 2006 Meadow Valley settled one of its outstanding claims that contributed to a decrease in claims receivable to $1.7 million as of September 30, 2006 from $3.5 million at December 31, 2005. During the fourth quarter of 2006 the Company formally filed its claim related to the now completed Gooseberry Project, which increased claims receivable to approximately $2.5 million at December 31, 2006. “As of now, Meadow Valley’s portion of all outstanding claims is approximately $15.1 million, against which we have booked $2.5 million of claims receivable. We remain confident in the validity of our claims and the chances for significant recovery of costs expended in prior periods,” Larson said.
Conference Call
     Meadow Valley has scheduled a conference call today at 12:00 p.m. ET. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.MeadowValley.com. A replay will be available after 2:00 p.m. ET at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation # 21327397 after 2:00 p.m. ET.
About Meadow Valley
     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in Nevada, Arizona and southern Utah. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in southern Nevada and Arizona.
Forward-Looking Statements
     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and quarterly report on Form 10-Q for the three months ended September 30, 2006. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
(tables attached)

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenue:
Construction services	$30,997,445	$26,420,592	$111,936,285	$116,822,072
Construction materials	18,603,124	16,999,780	83,151,938	67,050,791
Construction materials testing	150,823	—	433,728	—

Total revenue	49,751,392	43,420,372	195,521,951	183,872,863

Cost of revenue:
Construction services	26,993,203	22,837,462	101,866,540	108,706,174
Construction materials	16,831,319	15,523,054	73,945,571	59,979,110
Construction materials testing	174,901	—	399,752	—

Total cost of revenue	43,999,423	38,360,516	176,211,863	168,685,284

Gross profit	5,751,969	5,059,856	19,310,088	15,187,579
General and administrative expenses	3,339,257	3,037,608	11,161,819	8,666,573

Income from operations	2,412,712	2,022,248	8,148,269	6,521,006

Other income (expense):
Interest income	384,269	210,372	1,010,144	562,914
Interest expense	(91,886)	(88,336)	(338,886)	(362,326)
Other income	33,250	211,849	73,628	341,603

	325,633	333,885	744,886	542,191

Income before income taxes and minority interest in consolidated subsidiary	2,738,345	2,356,133	8,893,155	7,063,197
Income tax expense	(914,384)	(876,412)	(3,163,785)	(2,570,955)

Income before minority interest in consolidated subsidiary	1,823,961	1,479,721	5,729,370	4,492,242
Minority Interest in consolidated subsidiary	280,991	165,590	1,563,449	288,523

Net income	$1,542,970	$1,314,131	$4,165,921	$4,203,719

Basic net income per common share	$0.32	$0.32	$0.96	$1.11

Diluted net income per common share	$0.31	$0.30	$0.90	$1.01

Basic weighted average common shares outstanding	4,830,704	4,065,489	4,328,160	3,783,089

Diluted weighted average common shares outstanding	5,056,513	4,405,220	4,621,124	4,151,096

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
Assets:	2006	2005(1)
	(Unaudited)

Current assets:
Cash and cash equivalents	$29,354,582	$23,565,317
Restricted cash	605,243	1,267,090
Accounts receivable, net	25,990,763	25,139,640
Prepaid expenses and other	2,820,768	3,171,670
Inventory, net	1,366,534	776,978
Costs and estimated earnings in excess of billings on uncompleted contracts	1,254,860	1,991,993
Note receivable	106,499	—
Deferred tax asset	561,199	760,724

Total current assets	62,060,448	56,673,412

Property and equipment, net	35,553,000	26,228,073
Refundable deposits	1,492,967	478,965
Note receivable, less current portion	535,360	—
Claims receivable	2,463,880	3,521,080
Other receivables	—	115,000

Total assets	$102,105,655	$87,016,530

Liabilities and Stockholders’ Equity:

Current liabilities:
Accounts payable	$13,298,114	$18,521,558
Accrued liabilities	7,569,928	5,878,595
Notes payable	4,837,628	3,518,892
Obligations under capital leases	332,898	546,801
Income tax payable	399,536	391,202
Billings in excess of costs and estimated earnings on uncompleted contracts	8,366,754	5,903,087

Total current liabilities	34,804,858	34,760,135

Notes payable, less current portion	13,894,382	11,423,044
Obligations under capital leases, less current portion	102,100	434,998
Deferred tax liability	2,974,857	3,177,771

Total liabilities	51,776,197	49,795,948

Commitments and contingencies

Minority interest in consolidated subsidiary	18,988,244	17,424,795

Stockholders’ equity:
Preferred stock — $.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares, authorized 5,098,679 and 4,136,912 issued and outstanding	5,099	4,137
Additional paid-in capital	21,197,456	13,818,913
Capital adjustments	(799,147)	(799,147)
Retained earnings	10,937,806	6,771,884

Total stockholders’ equity	31,341,214	19,795,787

Total liabilities and stockholders’ equity	$102,105,655	$87,016,530

(1)	Certain balances for 2005 have been reclassified to conform to the current year’s presentation.